EXHIBIT 10.9

CONVERTIBLE LOAN CREDIT LINE AGREEMENT

This Convertible Loan Credit Line Agreement (the “Agreement”) is made on this 10th day of July, 2014, by and between Macrocure Ltd., a company incorporated under the laws of the State of Israel (the “Company”), and Mr. Yitzhak (Viatcheslav) Mirilashvili, ID Number 313894909 (“Lender”).

Preamble

The Company would like to secure a credit line for the potential future infusion of funds for its operations. Lender is willing to make available such credit line to the Company on the terms and conditions set forth in this Agreement.

Now, therefore, the parties hereto hereby agree as follows:

1.	Credit Line; Call Option.

1.1.	Effective as of the Closing Date (as defined below), Lender shall provide the Company with a credit line, which credit line shall be an unconditional commitment of Lender to provide the Company, upon a call by the Company, with an interest free loan in an amount of up to US$10,000,000 in one or more installments, at the Company’s sole discretion (the “Call Option” and the “Maximum Amount”, respectively).

1.2.	The Call Option shall remain in effect commencing as of the Closing Date and shall expire upon the earlier to occur of (i) July 9, 2015; or (ii) the consummation by the Company of an IPO (as such term is defined in the Amended Articles (as defined below)) (such period in which the Call Option shall be in effect, the “Call Option Term”).

1.3.	In consideration for the grant of the Call Option to the Company by Lender based on the terms set forth above, the Lender shall receive, as of the Closing Date, a warrant in the form attached hereto as Exhibit A (the “Warrant”), such Warrant to purchase 9,560 ordinary shares of the Company par value NIS 0.01 each (the “Ordinary Shares”), which constitutes, immediately following the grant of the Warrant, three percent (3%) of the Company’s issued and outstanding share capital of the Company on an as converted and fully diluted basis as of the Closing Date, assuming all outstanding options, warrants, convertible securities, or any other right to acquire shares were actually exercised or converted, including the issuance of the Warrant shares and any reserved and unallocated options to purchase Ordinary Shares pursuant to the Company’s option plans, and at an exercise price per each Warrant share of NIS 0.01. Subject to the terms set forth in the Warrant, the Warrant shall expire upon the earlier to occur of (i) ten (10) years from the Closing Date; or (ii) the consummation by the Company of an M&A Event (as defined in the Articles). The Lender shall bear any and all income taxes related to the receipt and exercise of such Warrant. The Company shall pay the Lender, at the Closing Date, an amount in cash equal to the Israeli Value Added Tax (“VAT”) chargeable with respect to the issuance of the Warrant, upon receipt of a valid tax invoice, in such form and substance which are acceptable to the Company.

2.	Loan.

2.1.	Within ten (10) business days following receipt by Lender of a notice from the Company notifying the Lender of the exercise by the Company of its Call Option pursuant to Section 1 above (the “Notice”), Lender shall lend to the Company the amount set forth in such Notice, which in any event shall not exceed, in the aggregate, the Maximum Amount, by way of wire transfer pursuant to the wire instructions provided in such Notice or such other method mutually agreed to between Lender and the Company and provided in writing to the Lender.

2.2.	At any time during the Call Option Term, in the event that the Company shall exercise its Call Option pursuant to this Agreement with respect to an amount which is less than the Maximum Amount, the Call Option shall remain in effect and the Company shall have the right, but not the obligation, to exercise its Call Option up to the Maximum Amount, at the Company’s sole discretion and determination, in the manner set forth in Section 2.1 above.

2.3.	The aggregate amount actually called by the Company pursuant to the Call Option (the “Loan Amount”) shall be used by the Company for the purposes of financing its ongoing operations, as shall be approved by the Company’s Board of Directors (the “Board”) from time to time.

3.	Closing.

3.1.	The closing of the transactions contemplated herein shall take place at the offices of Meitar Liquornik Geva Leshem Tal, at 16 Abba Hillel Rd., Ramat Gan, Israel, on July 10, 2014 (the “Closing” and the “Closing Date”, respectively).

3.2.	Transactions at the Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

3.2.1.	The Company shall deliver to the Lender the following documents (unless receipt of which is waived by the Lender):

3.2.1.1.	A copy, duly certified by the CEO of the Company or the Chairman of the Board on behalf of the Company and not in any personal capacity, of resolutions of the Company’s shareholders, substantially in the form attached hereto as Schedule 3.2.1.1(a) (“Shareholders Resolution”) which resolutions include (without limitation): (i) replacing (effective as of immediately prior to the Closing) the existing Articles of Association of the Company with the Amended and Restated Articles of Association in the form attached hereto as Schedule 3.2.1.1(b) (the “Amended Articles”), and (ii) approving the execution and delivery by the Company of, and the performance thereby of all of its obligations under, this Agreement (including any schedules or exhibits hereto) and all documents and agreements ancillary hereto to which the Company is a party (collectively, the “Transaction Documents”), and the consummation of all transactions contemplated hereby and thereby.

3.2.1.2.	A copy, duly certified by the CEO of the Company or the Chairman of the Board on behalf of the Company and not in any personal capacity, of resolutions of the Board, substantially in the form attached hereto as Schedule 3.2.1.2 (the “Board Resolution”) approving (without limitation) the execution and delivery by the Company of, and the performance thereby of all of its obligations under, the Transaction Documents, and the consummation of all transactions contemplated thereby, including without limitation the grant of the Warrant to the Lender at the Closing, the reservation of a sufficient number of ordinary shares of the Company par value NIS 0.01 each (the “Ordinary Shares”) to be issued to the Lender upon his exercise of the Warrant, the issuance of the Ordinary Shares issuable upon the exercise of the Warrant and the reservation and the issuance of the shares issuable upon conversion of the Loan Amount (except with respect to such shares issuable upon conversion of the Loan Amount pursuant to Sections 4.1.2 and 4.1.3 below).

3.2.1.3.	Validly executed copy of the Warrant granted in the name of Lender, in the form attached hereto as Exhibit A.

3.2.1.4.	A certificate from the Company duly executed by the CEO of the Company on behalf of the Company and not in any personal capacity, dated as of the Closing Date, substantially in the form attached hereto as Schedule 3.2.1.4, confirming and certifying on behalf of the Company and not in any personal capacity that the representations and warranties set forth in Section 7 hereof (including without limitations, such representations and warranties made as of the date of this Agreement) are true and correct as of the Closing Date as if made on the Closing Date and that the Company has performed and complied with all of its respective covenants, agreements and undertakings set forth herein.

3.2.1.5.	Evidence reasonably satisfactory to the Lender that any preemptive or participation rights relating to the grant of the Warrant, the issuance of Ordinary Shares upon the exercise of the Warrant, the issuance of any securities of the Company upon conversion of the Loan Amount pursuant to this Agreement and the right to participate in the lending of the Loan Amount, and any anti-dilution rights as may potentially be triggered in connection with the foregoing, including rights triggered by issuances upon an exercise or conversion, if applicable, as may exist pursuant to the Company’s articles of association or any other agreements of the Company, shall have been properly waived or that the Company shall have fully satisfied all obligations relating thereto.

3.2.2.	The Lender shall issue to the Company a valid tax invoice in connection with the grant of the Warrant, and the Company shall pay Lender in cash the amount of the VAT indicated in such valid tax invoice, all in accordance with the provisions of Section 6.1 below.

3.3.	Promptly following the Closing, the Company shall file with the Israeli Registrar of Companies all legally required reports in respect of the transactions set forth herein.

4.	Conversion.

4.1.	The Loan Amount shall be subject to the following terms and conditions:

4.1.1.	Conversion upon IPO.

4.1.1.1.	In the event the Company shall consummate an IPO at any time prior to December 31, 2014, then, the Loan Amount shall be automatically converted into the same type of shares issued by the Company in such IPO, on the same terms and conditions offered to the public in such IPO, and at a conversion price per share of each share issuable upon the conversion of the Loan Amount equal to the price per share to the public paid in the IPO, with no discount.

4.1.1.2.	In the event the Company shall consummate an IPO at any time following December 31, 2014, then, the Loan Amount shall be automatically converted into the same type of shares issued in such IPO on the same terms and conditions offered to the public in such IPO, provided however, that the conversion price per share of each share issuable upon the conversion of the Loan Amount shall equal 80% of the price per share to the public paid in the IPO.

4.1.2.	Automatic Conversion upon Qualified Financing.

4.1.2.1.	If at any time following the Company’s exercise of its Call Option and receipt of the Loan Amount, the Company shall close an equity financing, other than an IPO, in one transaction or several transactions, in an amount equal to or exceeding US$5,000,000 (excluding the Loan Amount) (such equity financing, the “Qualified Financing”), then the Loan Amount shall be automatically converted into the same type of shares issued under such Qualified Financing on the same terms and conditions attached to such shares in such Qualified Financing, provided however, that the conversion price per share of each share issuable upon the conversion of the Loan Amount shall equal 80% of the lowest price per share paid in such Qualified Financing. In addition, the Lender shall become a party to the Company’s Registration Rights Agreement by way of a joinder to be executed at the closing of such Qualified Financing.

4.1.3.	Optional Conversion.

4.1.3.1.	In the event, at any time following the exercise by the Company of its Call Option and receipt of the Loan Amount, the Company consummates an equity financing, other than an IPO, in one transaction or several transactions, which does not qualify as a Qualified Financing (such financing, a “Non-Qualified Financing”), the Lender shall have the right but not the obligation, at its sole discretion, to convert the Loan Amount into the same type of shares issued under such Non-Qualified Financing on the same terms and conditions attached to such shares in such Non-Qualified Financing, provided however, that the conversion price per share of each share issuable upon the conversion of the Loan Amount shall equal 80% of the lowest price per share paid by the investors in such Non-Qualified Financing. In addition, the Lender shall become a party to the Company’s Registration Rights Agreement by way of a joinder to be executed at the closing of such Non-Qualified Financing.

4.1.4.	Default Conversion.

4.1.4.1.	At any time following (i) July 9, 2019 and (ii) the exercise by the Company of its Call Option and receipt of the Loan Amount, the Lender shall have the right but not the obligation, at its sole discretion, to convert the Loan Amount into Preferred A Shares (as such term is defined in the Amended Articles) at a conversion price per share equal to the then applicable Conversion Price (as defined in the Amended Articles) of the Preferred A Shares, with no discount.

4.1.5.	Conversion upon Exit Event.

4.1.5.1.	In the event that, at any time following the exercise by the Company of its Call Option and receipt of the Loan Amount and provided that the Loan Amount has not previously been converted in accordance with the above provisions, the Company consummates an M&A Event (as defined in the Amended Articles), then (i) the Loan Amount shall be automatically converted, immediately prior to the consummation of such M&A Event, into Ordinary Shares, provided however, that the conversion price per share of each Ordinary Share to be issued upon the conversion of the Loan Amount upon such M&A Event shall be equal to the then applicable Conversion Price of the Preferred A Shares; and (ii) the Lender will be paid a cash amount (or, if the consideration of such M&A Event is payable by the purchaser in securities only, then such amount shall be paid in such number of securities with a value equal to the Loan Amount based on the M&A Event valuation as determined in good faith by the Board) equal to the Loan Amount (the “Repayment Amount”).

4.1.5.2.	Upon an M&A Event, any Distributable Proceeds (as defined in the Amended Articles), shall be distributed among the shareholders of the Company and the Lender according to the following order of preference:

4.1.5.2.1.	First, after payment in full by the Company (or on the Company’s behalf) of the Repayment Amount, any remaining Distributable Proceeds, shall be distributed to the then issued and outstanding preferred classes of shares of the Company prior to and in preference to the holders of Ordinary Shares of the Company (the “Preferred Preference Amount”), if such preference is applicable in accordance with the terms of such shares as set forth in the Amended Articles then in effect.

4.1.5.2.2.	Second, following payment in full by the Company (or on the Company’s behalf) of the Repayment Amount and, if applicable, the Preferred Preference Amount, any remaining Distributable Proceeds shall be distributed to all holders of Ordinary Shares, including the Lender, pro rata among themselves.

4.2.	The Loan Amount shall be deemed fully repaid upon its conversion pursuant to any of the above provisions of this Section 4. Upon conversion of the Loan Amount pursuant to Section 4.1.2 or Section 4.1.3 above, Lender shall become, pursuant to Section 4.1.2 above automatically, or pursuant to Section 4.1.3 above, upon election of Lender, and without the need to sign any agreements and documents, unless required by the Company, a party to the share purchase agreement, and any other applicable agreement in such Qualified Financing or Non-Qualified Financing, as applicable, pursuant to which such conversion shares are issued and shall be deemed for all intents and purposes (including for the purpose of veto rights granted to the investors therein, representations and warranties of the Company and any indemnities provided in connection therewith) as an investor under such agreements.

4.3.	No Fractional Shares. No fractional shares of the Company will be issued pursuant to this Agreement. Any fractional amount resulting from conversion as described above shall be rounded to the nearest whole number.

4.4.	Mechanics and Effect of the Conversion

4.4.1.	The Company shall provide a notice to the Lender within twenty-one (21) calendar days of the earlier to occur of (i) entering into an agreement with respect to a Qualified Financing, a Non-Qualified Financing, or an M&A Event; (ii) an IPO.

4.4.2.	The Company will immediately upon any conversion of the Loan Amount, issue and deliver to the Lender a certificate representing the shares to which the Lender is entitled and an amended shareholders registry of the Company.

4.4.3.	The Company undertakes to take all necessary actions, including obtaining any required consents or amending the Company’s articles of association, if necessary, to permit and effectuate the transactions contemplated by this Agreement and the conversion of the Loan Amount, including, but not limited to, the increase in the Company’s registered share capital, if required. The Company hereby agrees that, at all times prior to the conversion of the Loan Amount, it will maintain and reserve, free from pre-emptive or similar rights, such number of authorized but unissued Ordinary Shares and Preferred A Shares so that the Loan Amount may be converted without additional authorization of shares, except with respect to such shares issuable upon conversion of the Loan Amount pursuant to Section 4.1.2 and 4.1.3 above, which authorization, issuance and allotment of shares will take place prior to the closing of such Qualified Financing or Non-Qualified Financing, as applicable.

4.4.4.	Without derogating from the foregoing, the Company will deliver to the Israeli Companies Registrar all required notices in relation with the conversion of the Loan Amount into shares, including notices with respect to the amendment of the Company’s articles of association, if such amendment is required.

5.	Repayment upon Maturity or upon an Event of Default.

The Company may not prepay any outstanding Loan Amount due under this Agreement without the prior written approval of the Lender. Unless earlier converted or paid pursuant to the terms of this Agreement, the Loan Amount shall mature and all loan obligations hereunder shall be satisfied in full upon the lapse of ten (10) years following the date of receipt of the applicable portion of the Loan Amount by the Company, unless extended by the Lender in its sole discretion. In the event that prior to the time of conversion of the Loan Amount pursuant to the provisions of Section 4 above, an Event of Default (as such term is defined below) shall occur, then at the sole option and discretion of Lender, the Loan Amount shall, without presentment, demand, protest, or notice of any kind, be immediately due and payable to Lender.

For purposes hereof, the term “Event of Default” means any of the following:

(a)	the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect (collectively “Bankruptcy Laws”);

(b)	the Company makes any assignment for the benefit of creditors;

(c)	the appointment of a receiver or trustee over the Company’s assets;

(d)	the calling by Company of a meeting of creditors for the purpose of entering into a scheme or arrangement with them;

(e)	any involuntary petition or proceeding under any Bankruptcy Laws, including the appointment of an interim receiver, is instituted against the Company, which has not been removed within 90 days;

(f)	the Company adopts one or more resolutions for dissolution, liquidation, bankruptcy or winding-up of the Company; or

(g)	upon resolution of the Board to such effect, the Company suspends or ceases to carry on its business for a period exceeding 180 days.

6.	Taxes.

6.1.	The Lender shall bear any and all income taxes related to the Loan Amount and/or any conversion of the Loan Amount. As of the Closing Date, the Lender shall issue the Company a valid tax invoice, in such form and substance acceptable to the Company, in connection with the issuance of the Warrant, and the Company shall pay Lender on the Closing Date in cash the amount of the VAT indicated in such valid tax invoice.

6.2.	The Lender shall indemnify, defend and hold harmless the Company from any claim, action, suit, proceeding or demand made against the Company by the Israel Tax Authority with respect to income tax only (and clearly not relating to VAT) (such claim, action, suit, proceeding or demand, a “Claim”), which results in any loss, cost, expense, damage, penalty, charge and/or liability payable to such tax authority, sustained or incurred by the Company, including, without limitation, due to the failure to satisfy withholding obligations, fines, linkage differences and interest accrued thereon, that directly results from the Lender and/or the Company not having satisfied in full and in a timely manner any of their tax obligations to such tax authority with respect to the Loan Amount and/or the conversion of the Loan Amount (if any). Lender’s indemnification obligations hereunder shall remain in full force and effect without limitation of time. In the event that, (i) the Company receives a demand from the applicable tax authority to pay the applicable taxes in connection with such Claim, and (ii) the due date for payment of such amount has arrived according to applicable law, and the Lender has not obtained a suspension of payment from the applicable tax authority in connection therewith, the Company shall be obligated to pay such taxes to the applicable tax authority upon the due date thereof; provided that the Company has provided the Lender a copy of the demand promptly upon its receipt by the Company. If the Lender fails to perform his obligations and pay such taxes, then, the Company shall be entitled to pay such taxes to the applicable tax authority and the Lender shall indemnify the Company for such amounts in accordance with the terms of this Agreement.

6.3.	If the VAT authorities claim that additional VAT payments should be or should have been paid by the Lender with respect to the issuance and/or exercise of the Warrant, the Loan Amount and/or the conversion of the Loan Amount, the Company shall pay the Lender such additional amount in cash upon receipt of a valid tax invoice, in form and substance acceptable to the Company. The Company’s obligations hereunder shall remain in full force and effect without limitation of time. In the event that, (i) the Lender receives a demand from the VAT authorities to pay such additional VAT payments, and (ii) the due date for payment of such amount has arrived according to applicable law, and the Company has not obtained a suspension of payment from the VAT authorities in connection therewith, the Lender shall be obligated to pay such taxes to the VAT authorities upon the due date thereof; provided that the Lender has provided the Company a copy of the demand promptly upon its receipt by the Lender. If the Company fails to perform its obligations and pay such VAT payments, then, the Lender shall be entitled to pay such VAT payments to the VAT authorities and the Company shall indemnify the Lender for such amounts, upon receipt of a valid tax invoice, in form and substance acceptable to the Company, in accordance with the terms of this Agreement.

7.	Representations and Warranties of the Company.

7.1.	As an inducement to the Lender to make available the credit line to the Company, the Company hereby represents and warrants to Lender, and acknowledges that the Lender is entering into this Agreement in reliance thereon, that, except as set forth in this Agreement and in the Disclosure Schedule attached as Annex B to this Agreement (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations and warranties are true and accurate in all respects as of the date hereof, and shall be true and accurate in all respects as of the Closing Date:

7.1.1.	Organization; Authorization; Insolvency. The Company is duly organized, validly existing under the laws of the State of Israel, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as presently proposed to be conducted. The Company has all requisite power and authority to execute and deliver the Transaction Documents and to consummate the transactions and perform its obligations contemplated in the Transaction Documents. Duly executed resolutions of the Board and of the Company’s shareholders authorizing the Company to enter into the Transaction Documents and the transactions contemplated thereby (including the amendment of the Company’s articles of association) are attached hereto as Schedule 7.11. This Agreement and the Warrant, when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with its terms. The Company is duly qualified to transact business in each jurisdiction in which failure to qualify would have a material adverse effect on the business, properties, or financial condition of the Company. The Articles of Association of the Company as in effect prior to the adoption of the Amended Articles are attached hereto as Schedule 7.1.1 (the “Articles”). The Amended Articles are the current articles of association of the Company at or immediately prior to the Closing.

The Company has not taken any action or failed to take any action, which action or failure would preclude or prevent the Company from conducting its business after the Closing in the manner heretofore conducted. No order has been made or petition presented or resolution passed for the liquidation or reorganization of the Company, nor has any distress, execution or other process been levied against the Company or action taken to repossess goods in the Company’s possession. No steps have been taken by the Company or on its behalf for the appointment of an administrator, trustee or receiver of any part of the Company’s business. No creditor has exercised its rights with respect to a security interest in any of Company’s assets and to the Company’s knowledge there are no circumstances likely to cause such an action to occur. The Company has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

7.1.2.	Authorized Share Capital; Valid Issuance. As of immediately prior to the Closing, the authorized share capital of the Company consists of NIS 1,000,000 divided into 99,875,141 Ordinary Shares, nominal value NIS 0.01 per share, of which 153,941 Ordinary Shares are issued and outstanding (5,310 of such Ordinary Shares were issued upon the exercise of options granted pursuant to the Company’s 2008 Israeli Option Plan (the “2008 Plan”)), 3,996 Ordinary Shares are reserved for issuance under certain existing ordinary warrants, 42,490 Ordinary Shares are reserved for issuance under the 2008 Plan and the 2013 Share Incentive Plan (the “2013 Plan” and together with the 2008 Plan, the “Company Option Plans”) and 124,859 Ordinary Shares are reserved for issuance upon conversion of the Preferred A Shares, and 124,859 Preferred A Shares of which 81,435 are issued and outstanding and 27,241 Preferred A Shares are reserved for issuance under the Preferred A Warrants (exercisable into Preferred A Shares, which are exercisable into Ordinary Shares). The total amount of Ordinary Shares that are authorized for issuance under the Company Option Plans is 42,490 Ordinary Shares. As of immediately following the Closing, the authorized share capital of the Company will consist of NIS 1,000,000 divided into 99,863,540 Ordinary Shares, nominal value NIS 0.01 per share, of which 153,941 Ordinary Shares will be issued and outstanding (5,310 of such Ordinary Shares were issued upon the exercise of options granted pursuant to the 2008 Plan), 3,996 Ordinary Shares will be reserved for issuance under certain existing ordinary warrants, 9,560 Ordinary Shares will be reserved for issuance under the Warrant, 42,490 Ordinary Shares are reserved for issuance under the Company Option Plans and 136,460 Ordinary Shares are reserved for issuance upon conversion of the Preferred A Shares, and 136,460 Preferred A Shares of which 81,435 are issued and outstanding, 27,241 Preferred A Shares are reserved for issuance under the Preferred A Warrants (exercisable into Preferred A Shares, which are exercisable into Ordinary Shares) and 27,784 Preferred A Shares are reserved for issuance assuming the exercise of the Call Option by the Company in the Maximum Amount and the conversion of such amount pursuant to Section 4.1.4 hereof. Schedule 7.1.2(a) of the Disclosure Schedule sets forth a true and accurate capitalization table of the Company as of immediately prior to the Closing. Schedule 7.1.2(b) of the Disclosure Schedule sets forth a true and accurate capitalization table of the Company as of immediately following the Closing. All issued and outstanding share capital of the Company has been duly authorized, and is validly issued and outstanding and fully-paid and non-assessable. The Warrant, when delivered in accordance with this Agreement in the name of the Lender, will be duly authorized, validly granted, fully paid, non-assessable, and free of any preemptive rights and anti-dilution rights, and will have the rights, privileges, and restrictions set forth in the Amended Articles, and will be free and clear of any liens, claims, encumbrances or third party rights of any kind. The Ordinary Shares issuable upon the exercise of the Warrant by Lender, when issued and delivered by the Company and paid for in full by the Lender and delivered in accordance with this Agreement and the Warrant, will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights and anti-dilution rights, and will have the rights, privileges, and restrictions set forth in the Amended Articles, and will be free and clear of any liens, claims, encumbrances or third party rights of any kind and duly registered in the name of the Lender in the Company’s shareholders register. The shares issuable upon the conversion of the Loan Amount (including any shares issued upon conversion of such shares, if applicable), when issued and delivered by the Company and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights and anti-dilution rights, and will have the rights, privileges, and restrictions set forth in the Amended Articles, and will be free and clear of any liens, claims, encumbrances or third party rights of any kind and duly registered in the name of the Lender in the Company’s shareholders register.

Except for the transactions contemplated by this Agreement, and except as set forth in Schedule 7.1.2 of the Disclosure Schedule, there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights or promises to subscribe for, purchase or acquire from the Company or, to the Company’s best knowledge, from security holders of the Company, other than Lender or an affiliate of the Lender as disclosed in Schedule 8.2 to this Agreement, any share capital of the Company and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire from the Company or, to the Company’s knowledge, from security holders of the Company, other than Lender or an affiliate of the Lender as disclosed in Schedule 8.2 to this Agreement, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities.

7.1.3.	Authorization; Approvals; No Consents. All corporate action on the part of the Company, its shareholders and directors necessary for the authorization, execution, delivery, and performance of all of the Company’s obligations under the Transaction Documents, including the grant of the Warrant and for the authorization, issuance and allotment of the Ordinary Shares to be issued upon the exercise of the Warrant, the authorization, issuance and allotment of shares of the Company (including any shares issued upon conversion of such shares, if applicable) to be issued upon conversion of the Loan Amount in accordance with this Agreement (except with respect to such shares issuable upon conversion of the Loan Amount pursuant to Section 4.1.2 and 4.1.3 to this Agreement, which authorization, issuance and allotment of shares will take place prior to the closing of such Qualified Financing or Non-Qualified Financing, as applicable), has been taken prior to the Closing. The Transaction Documents, when executed and delivered by or on behalf of the Company at the Closing to the Lender, shall be duly and validly authorized, executed and delivered, by the Company and shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, moratorium or other laws of general application relating to or affecting the enforcement of creditors rights generally; or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedy. Except as set forth in Schedule 7.1.3 of the Disclosure Schedule, no consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Company is required that has not been, or will not have been, obtained by the Company prior to the Closing in connection with the valid execution, delivery and performance of the Transaction Documents, the offer, sale, or issuance of the Warrant, the issuance and allotment of the Ordinary Shares upon the exercise of the Warrant or the issuance and allotment of shares of the Company (including any shares issued upon conversion of such shares, if applicable) to be issued upon conversion of the Loan Amount in accordance with this Agreement.

7.1.4.	Financial Statements. The Company has furnished the Lender with its audited financial statements as of and for the year ended December 31, 2013 (the “2013 Annual Statements”) and its unaudited financial statements (including statement of financial position, statement of comprehensive loss statement of changes in equity, statement of cash flows and notes to condensed financial information) as of March 31, 2014 and for the three-month period then ended (the “March Statements”) (for purposes of this representation the term “Financial Statements” shall mean: (i) the 2013 Annual Statements; and (ii) the March Statements) attached hereto as Schedule 7.1.4. The Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company, consistently applied, and fairly and accurately present in all material respects the financial position of the Company as of such dates and the results of its operations for the periods then ended. The Financial Statements have been prepared in accordance with international financial reporting standards, except for IFRS 7 and IAS20 (“IFRS”). Except as set forth in Schedule 7.1.4 of the Disclosure Schedule, the Company does not have any liabilities, debts or obligations, whether accrued, absolute or contingent other than liabilities reflected or reserved against in the Financial Statements, except any such liabilities that are listed in Schedule 7.1.4 of the Disclosure Schedule or have been incurred since March 31, 2014 in the ordinary course of business of the Company in an amount which does not exceed $50,000. Without derogating from the generality of the foregoing, except as expressly set forth in the Financial Statements, the Company is not a guarantor of any debt or obligation of another, nor has the Company given any indemnification, loan, security or otherwise agreed to become directly or contingently liable for any obligation of any person, and no person has given any guarantee of, or security for, any obligation of the Company. All notes and accounts receivable of the Company are reflected properly on its books and records and on the Financial Statements, are valid receivables and, to the Company’s best knowledge, there is no basis to subject such receivables to any setoffs or counterclaims. The Company was incorporated on January 14, 2008 (the “Incorporation Date”), and since the Incorporation Date it has operated only in the usual and ordinary course of business.

7.1.5.	Form F-1 Registration Statement. The Company has filed a Form F-1 Registration Statement with the SEC on June 23, 2014 (the “Company SEC Document”). The Company SEC Document complied in all material respects with all applicable requirements of the Securities Act (as defined below) and the rules and regulations promulgated thereunder, and it did not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

7.1.6.	Litigation: Except as set forth in Schedule 7.1.6 of the Disclosure Schedule, no action, proceeding or governmental inquiry or investigation is pending or, to the best of the Company’s knowledge, threatened against the founders of the Company, Mr. David Ben-Ami and Mr. Ze’ev Bronfeld (together, the “Founders”), the Company or any of its officers, directors, or employees (in their capacity as such or as shareholders, if applicable), or against any of the Company’s properties, including, without limitation, assets, licenses and rights transferred to the Company under any written agreement or other binding undertaking, or with regard to the Company’s business, before any court, arbitration board or tribunal or administrative or other governmental agency, nor, to the best of the Company’s knowledge is there any basis for the foregoing. The foregoing includes, without limiting its generality, actions pending or threatened involving the prior employment of any of the Company’s employees or use by any of them in connection with the Company’s business of any information, property or techniques allegedly proprietary to any of its former employers. Except as set forth in Schedule 7.1.6 of the Disclosure Schedule, the Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. Except as set forth in Schedule 7.1.6 of the Disclosure Schedule, there is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.

7.1.7.	No Breach. Neither the execution and delivery of the Transaction Documents nor compliance by the Company with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Company’s Articles, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, (iii) any agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject, or (iv) any applicable law. Such execution, delivery and compliance will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties of the Company, or (b) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained.

7.1.8.	Full Disclosure. The representations and warranties of the Company in this Agreement (including the schedules and exhibits attached hereto) are each accurate, correct and complete in all material respects, and do not contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not false or misleading. To the knowledge of the Company, there is no material fact or information individually or in the aggregate relating to the business, condition (financial or otherwise), affairs, operations, assets or properties of the Company, existing as of the date hereof, that has not been expressly disclosed to the Lender by the Company and which is reasonably necessary to enable the Lender to decide to enter into the transactions contemplated in this Agreement. The Lender has the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement (including any exhibits and schedules attached hereto).

7.1.9.	Notices. The Company shall give prompt notice to the Lender upon becoming aware that any representation or warranty made by the Company contained in this Agreement was untrue or inaccurate in any material respect as of the date when such representation or warranty was made and/or given, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such notification shall be without prejudice to and shall not have an effect on the validity of the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

7.1.10.	No Material Adverse Change since Previous Representations. Except as set forth in the above representations, since the closing of transactions under that Share Purchase Agreement by and among the Company and the Investors (as defined therein) dated July 22, 2013 (the “SPA”), no material adverse change has occurred to the Company in respect of the representations and warranties provided by the Company pursuant to Section 3 to the SPA.

7A.	Survival of Representations and Warranties of the Company; Limited Liability.

7A.1.	Survival of Warranties. Except in the event of fraud or willful misconduct by the Company, the representations and warranties of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall remain in force and effect until the earlier of: (i) an M&A Event; (ii) in the event an IPO is consummated prior to the Company’s exercise of the Call Option pursuant to this Agreement, upon an IPO or (iii) thirty six (36) months following the Closing Date. Notwithstanding the foregoing, in the event of fraud or willful misconduct by the Company, such representations and warranties shall remain in force without time limitation.

7A.2.	Limited Liability. In no event (other than in the event of fraud or willful misconduct by the Company) will the aggregate liability of the Company to the Lender for breach of any representation or warranty of the Company contained herein, exceed the aggregate Loan Amount actually provided by the Lender pursuant to the exercise of the Call Option plus 8% interest compounded annually.

8.	Representations and Warranties of Lender.

Lender hereby represents and warrants as follows:

8.1.	This Agreement, when executed and delivered by Lender, will constitute valid and legally binding obligations of Lender, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

8.2.	Other than as disclosed in Schedule 8.2, the investment made by Lender is made, and any shares which may be acquired by Lender will be acquired, for Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. Lender further represents that Lender does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third party.

8.3.	Lender, nor any of its advisors, employees, agents or partners, has either directly or indirectly, including through a broker or finder: (a) engaged in any general solicitation; or (b) published any advertisement, in connection with the financing contemplated pursuant to this Agreement or the offer and sale of any securities of the Company which may be issued to Lender pursuant to the terms of this Agreement (including the Warrant, the Ordinary Shares issuable upon exercise of the Warrant and the shares issuable upon conversion of the Loan Amount (including any shares issued upon conversion of such shares into Ordinary Shares, if applicable)) (the “Securities”).

8.4.	Lender understands that the Securities will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Lender’s representations as expressed herein. Lender understands that the Securities shall be “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Lender must hold the Securities indefinitely unless they are registered with the United States Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Lender acknowledges that the Company has no obligation to register or qualify the Securities for resale. Lender further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Company’s control, and which the Company is under no obligation and may not be able to satisfy.

8.5.	Lender understands that no public market now exists for the Securities, and that the Company has made no assurances that a public market will ever exist for the Securities.

8.6.	The Lender is not, and the Lender is not acquiring the Securities for the account or benefit of, a “U.S. Person” as defined in Rule 902 of Regulation S promulgated under the Securities Act. The Lender is not, as of the date of this Agreement, physically present in the United States. The Lender acknowledges that the Securities are being offered and sold to him in reliance on specific exemptions from registration under the Securities Act and U.S. state securities laws. The Lender acknowledges and agrees that certificates representing the Securities will contain one or more legends to the effect that a transfer of such securities is prohibited except pursuant to registration under the Securities Act or an available exemption from registration.

9.	Miscellaneous.

9.1.	The Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.2.	Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and Lender. Any amendment or waiver effected in accordance with this Section shall be binding upon the Company and the Lender and its assigns.

9.3.	Except as otherwise expressly limited herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the Lender. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.4.	The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

9.5.	Preservation of Rights. The Company will not, by amendment of its organizational documents or through reorganization, recapitalization, consolidation, merger, dissolution, transfer of assets, issue or sale of securities or any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, conditions or terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to fulfill the provisions hereof.

9.6.	Legal & other Transaction Fees. The Company shall reimburse the Lender upon the Closing for the legal fees and other expenses actually incurred with respect to the transactions set forth in this Agreement; provided, however, that such reimbursement does not exceed Twenty Thousand US Dollars (US$20,000) plus VAT.

9.7.	No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.8.	All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) business days after the business day of deposit with the Israel Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid if addressed to a party in the same country or ten (10) days after deposit with the Israel Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid if addressed to a party in a different country; (b) upon delivery, if delivered by hand; (c) three (3) business days after the business day of deposit with Federal Express or similar overnight courier, freight prepaid; or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission or by e-mail in portable document format (.pdf). All such notices and other communications shall be sent to the respective parties at their address as set forth in Exhibit B, or to such address as subsequently modified by written notice given in accordance with this Section.

9.9.	This Agreement shall be governed for all purposes by the laws of the State of Israel, without regard to its principles of choice of law, and the competent courts of Tel Aviv, Israel shall have sole and exclusive jurisdiction over any and all maters related to this Agreement, its execution, performance and delivery.

9.10.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.11.	Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

- Signature Page to Follow -

IN WITNESS WHEREOF the parties have signed this Convertible Loan Agreement in one or more counterparts as of the date first hereinabove set forth.

COMPANY:

/s/ Nissim Mashiach
Macrocure Ltd.
By: Nissim Mashiach
Title: CEO

LENDER:

/s/ Yitzhak Mirilashvili
Mr. Yitzhak (Viatcheslav) Mirilashvili

 Exhibit A

Warrant

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING THIS WARRANT AND/OR SUCH SECURITIES, OR THE HOLDER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE WARRANT AND/OR SUCH SECURITIES SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE OR FOREIGN LAW.

MACROCURE LTD. WARRANT

To purchase

9,560 Ordinary Shares of MacroCure Ltd.

(the “Company”)

at a per share price and subject to the terms detailed below VOID after 17:00 p.m. Israel Standard Time on the last day of the Warrant Period (as defined below)

THIS IS TO CERTIFY THAT, Mr. Yitzhak (Viatcheslav) Mirilashvili (the “Holder”), is entitled to purchase from the Company, an aggregate of up to 9,560 (as may be adjusted pursuant to the terms hereof) Ordinary Shares of the Company, nominal value NIS 0.01 per share, (the “Warrant Shares”), at an exercise price equal to NIS 0.01 per each such Warrant Share (as may be adjusted hereunder) (the “Exercise Price”), during the Warrant Period (as defined below).

10.	EXERCISE OF WARRANT

10.1.	Warrant Period. This Warrant may be exercised, subject to the terms and conditions hereof, in whole or in part, at one time or from time to time during the period commencing upon July 10, 2014 and shall expire upon the earlier to occur of (i) July 10, 2024; or (ii) the consummation by the Company of an M&A Event (as defined in the Company’s Amended and Restated Articles of Association (the “Articles”)). The above period shall be referred to hereinafter as the “Warrant Period”.

10.2.	Warrant Exercise. This Warrant may be exercised by presentation and surrender thereof to the Company at its principal office or at such other office or agency as it may designate from time to time, accompanied by a duly executed notice of exercise, in the form attached hereto as Schedule 1.2 (the “Exercise Notice”).The Exercise Notice must be accompanied by payment in full of the amount of the aggregate purchase price of the Warrant Shares being purchased in one of the following means of payments, to be determined solely by the Holder: (a) by cash, wire transfer, certified, cashier’s or other check acceptable to the Company, in New Israeli Shekels or, at the election of the Holder, in U.S. Dollars calculated in accordance with the official representative rate of exchange of the U.S. Dollar and New Israeli Shekel, published by the Bank of Israel and last known at the time of actual payment under this Warrant, (b) cancellation of indebtedness of the Company to the Holder, (c) a combination of (a) and (b), or (d) in connection with an M&A Event or an IPO (as defined in the Articles), by way of Net Exercise as described, and upon the terms set forth below. Notwithstanding the aforementioned, this Warrant shall be deemed exercised in full by the Holder, immediately prior to and conditioned upon the closing of an M&A Event, without the need to provide any notice of exercise to the Company in the manner set forth above.

Net Exercise. Without derogating from the aforesaid, in the context of an M&A Event or an IPO, in which the consideration is cash, the Holder, by surrendering this Warrant and the Exercise Notice stating its desire to pay by means of net exercise (a “Net Exercise”), shall effect a Net Exercise, without any payment in cash thereof, under which the Holder may elect to exchange the Warrant for a number of Warrant Shares computed using the following formula:

X	=	Y (A-B)
A

Where:	X =	the number of Warrant Shares to be issued to the Holder.

Y =	the number of Warrant Shares purchasable under the actual exercise of this Warrant (adjusted to the date of such calculation, but excluding those shares already issued under this Warrant), assuming the Net Exercise shall not be effected.

A =	the Fair Market Value (as defined below) of one Warrant Share.

B =	the Exercise Price (as adjusted to the date of such calculation).

For purposes of rule 144 promulgated under the United States Securities Act of 1933, to the extent applicable and subject to applicable law, it is intended, understood and acknowledged that the Warrant Shares issued in a Net Exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Convertible Loan Credit Line Agreement, dated as of the date hereof (the “Loan Agreement”).

“Fair Market Value” of a Warrant Share shall be equal to:

(i)	In the event of an M&A Event in which the consideration is only cash - the price per Warrant Share as determined in such M&A Event.

(ii)	In the event that this Warrant is being exercised in connection with an IPO – the price per share to the public paid in the IPO, with no discount.

10.3.	Issuance of Warrant Shares. Upon presentation and surrender of this Warrant, accompanied by the duly executed Exercise Notice and the payment of the applicable aggregate Exercise Price pursuant to Section 1.2 above, the Company shall promptly (i) issue to the Holder the applicable number of Warrant Shares exercised by the Holder in the Exercise Notice, - (ii) deliver to the Holder a share certificate evidencing such applicable Warrant Shares and (iii) update the Company’s shareholder register and provide a copy of such register to the Holder; (iv) issue within 15 business days to the Israeli Companies Register a report regarding the issuance of the Warrant Shares so exercised; (iv) deliver to the Holder a certificate or certificates for the number of Warrant Shares issued to the Holder.

Upon receipt by the Company of this Warrant and the applicable duly executed Exercise Notice (and the aggregate Exercise Price), together with any other documents and/or approvals that may be required by law, the Holder shall be deemed to be the holder of record of the applicable number of Warrant Shares issuable upon such exercise, notwithstanding that the share transfer books of the Company shall then be closed or that certificates representing such shares shall not then be actually delivered to the Holder.

10.4.	Fractional Shares. No fractions of shares shall be issued in connection with the exercise of this Warrant, and the number of shares issued shall be rounded to the nearest whole number.

10.5.	Additional Documents. The Holder will sign and deliver any and all documents or approvals required by law, to facilitate the issuance of shares upon exercise of this Warrant.

10.6.	Loss or Destruction of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonable expenses reimbursement and satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

10.7.	TAXES

The Holder shall bear full responsibility for all tax obligations and consequences relating to the transfer or exercise of this Warrant or sale of the Warrant Shares issuable upon the exercise of this Warrant, which by their nature apply to holders of warrants. In the event that the Company is required under applicable law to withhold any tax as a result of the exercise of this Warrant and/or the issuance of the Ordinary Shares underlying the exercise of the Warrant Shares, the Company will be entitled to withhold such taxes in accordance with applicable law provided however, that if Holder provides the Company with a valid certificate of exemption from tax withholding or a determination applying a reduced withholding tax rate or any other instructions regarding the payment of withholding taxes issued by the Israeli Tax Authority, then such withholding (if any) shall be made only in accordance with the provisions of such certificate. The Company shall issue the Ordinary Shares underlying the exercise of the Warrant Shares upon the exercise of this Warrant and the earlier of (i) receipt of a valid certificate which provides full tax exemption with respect to such issuance of the Ordinary Shares underlying the exercise of the Warrant Shares, or (ii) receipt of an amount in cash representing the amount of tax which the Company is required to withhold upon the issuance of such Ordinary Shares underlying the exercise of the Warrant Shares under the Israeli law.

11.	RESERVATION OF SHARES; PRESERVATION OF RIGHTS OF HOLDER

11.1.	Reservation of Shares. The Company hereby agrees that, at all times prior to the expiration or exercise of this Warrant, it will maintain and reserve, free from pre- emptive or similar rights, such number of authorized but unissued Ordinary Shares so that this Warrant may be exercised without additional authorization of shares.

11.2.	Preservation of Rights. The Company will not, by amendment of its organizational documents or through reorganization, recapitalization, consolidation, merger, dissolution, transfer of assets, issue or sale of securities or any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, conditions or terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to fulfill the provisions hereof.

12.	ADJUSTMENT AND NOTICE OF CERTAIN EVENTS

12.1.	The number of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time or upon exercise, as follows:

12.1.1.	Bonus Shares. In the event that during the Warrant Period the Company shall declare or distribute a non-cash dividend or shares pursuant to a reclassification of its share capital, to all of the holders of shares of the Company (i.e., bonus shares), then this Warrant shall represent the right to acquire, in addition to the number of Warrant Shares indicated in the caption of this Warrant, the amount of such bonus shares that are distributed to persons holding the class of share capital for which the Warrant is exercisable and/or to receive the stock dividends which are distributed to persons holding the class of share capital for which the Warrant is exercisable, without payment of any additional consideration therefor, to which the Holder would have been entitled had this Warrant been exercised prior to the distribution of the stock dividends or the bonus shares.

12.1.2.	Consolidation and Division. In the event that during the Warrant Period the Company consolidates its share capital into shares of greater par value, or subdivides them into shares of lesser par value, then the number of Warrant Shares to be allotted upon exercise of this Warrant after such consolidation or subdivision shall be reduced or increased accordingly, as the case may be, and in each case the Exercise Price shall be adjusted appropriately such that the aggregate consideration hereunder to the Company shall not change.

12.1.3.	Capital Reorganization. In the event that during the Warrant Period a reorganization of the share capital of the Company is effected (other than subdivision, combination or reclassification provided for elsewhere in this Section 3), then, as part of such reorganization, provision shall be made so that the Holder shall be entitled to purchase upon exercise of this Warrant such kind and number of shares or other securities of the Company to which the Holder would have been entitled had this Warrant been exercised without taking into effect such reorganization.

12.1.4.	In case any event shall occur as to which the preceding subsections 3.1.1 – 3.1.3 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof then, in each such case, the Board of Directors of the Company shall, in good faith and in accordance with the principals set forth in sections 3.1.1 – 3.1.3 above, determine what adjustments are necessary to preserve the purchase rights of the Holder represented by this Warrant.

12.2.	Whenever an adjustment is effected hereunder, the Company shall promptly compute such adjustment and deliver to the Holder a certificate setting forth the number of Warrant Shares (or any other securities) for which this Warrant is exercisable and the Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

12.3.	In case at any time prior to the Termination Date, there shall be an M&A Event or an IPO with, or any exchange of the Company’s securities with the securities of, another corporation, the Company shall give at least a 14-days’ advance written notice, by hand delivery, fax, or registered mail, postage prepaid, addressed to the Holder at the last address provided to the Company by such Holder in writing, of the expected date on which such M&A Event, IPO, or exchange shall take place, as the case may be in order to provide the holder with the opportunity to exercise this Warrant prior to such event. Such notice shall also specify in general the terms of such proposed transaction.

13.	RIGHTS OF THE HOLDER

Without limiting the foregoing or any remedies available to the Holder, the Holder may be entitled to specific performance of the obligations hereunder, and injunctive relief against actual or threatened violations of the obligations of any person subject to this Warrant.

Subject to Section 3 above, this Warrant shall not entitle the Holder, by virtue hereof, to any voting rights or other rights as a shareholder of the Company with regards to Warrant Shares for which no exercise of this Warrant has occurred, except for the rights expressly set forth herein or in the Articles.

The Holder acknowledges that the Warrant Shares upon exercise thereof shall be subject to such certain rights, privileges, restrictions and limitations as set forth in this Warrant, and the organizational documents of the Company (or any other agreement with respect thereto), as may be amended from time to time, and that, as a result, inter alia, of such limitations, it may be difficult or impossible for the Holder to realize his investment and/or to sell or otherwise transfer the Warrant Shares. The Holder further acknowledges that the Company’s shares are not publicly traded.

14.	REPRESENTATIONS OF THE COMPANY

The Company represents and warrants to the Holder as follows: (i) this Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms; (ii) the Ordinary Shares underlying the exercise of the Warrant Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights, anti-dilution rights or any other third party rights (except any rights thereto afforded by the Holder and such rights and restrictions set forth in the organizational documents of the Company); and (iii) the execution and delivery of this Warrant is not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s organizational documents, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any government authority or agency or other person, other than those consents or approvals that shall have been previously obtained.

15.	TERMINATION

Notwithstanding anything to the contrary, this Warrant and all the rights conferred hereby shall terminate and expire at the aforementioned time on the last day of the Warrant Period, unless the Warrant was previously exercised in accordance with its terms.

16.	MISCELLANEOUS

16.1.	Entire Agreement; Amendment. This Warrant and the Loan Agreement, set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all existing agreements among them concerning such subject matter. All article and section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Warrant. No modification or amendment of this Warrant will be valid unless executed in writing by the Company and the Holder.

16.2.	Waiver. No failure or delay on the part of any of the parties in exercising any right, power or privilege hereunder and/or under any applicable laws or the exercise of such right or power in a manner inconsistent with the provisions of this Warrant or applicable law shall operate as a waiver thereof. Any waiver must be evidenced in writing signed by the party against whom the waiver is sought to be enforced.

16.3.	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, this Warrant shall inure to the benefit of, be binding upon, and be enforceable by the Holder and its respective successors, and administrators and is otherwise non-transferable by the Holder without the prior consent of the Company. Other than as disclosed by the Holder in the Agreement, the Holder represents and warrants to the Company that, unless otherwise disclosed in the Loan Agreement, this Warrant and the Warrant Shares, if and when purchased by the Holder, are for the Holder’s own account and for investment purposes only and not with a view for resale or transfer and that all the rights pertaining to the Warrant or the Warrant Shares, by law or equity, shall be purchased and possessed by the Holder for the Holder exclusively.

16.4.	Governing Law. This Warrant shall be exclusively governed and construed in accordance with the laws of the State of Israel, without regard to conflicts of laws provisions thereof, and the competent courts of Tel Aviv, Israel shall have sole and exclusive jurisdiction over any and all matters related to this Warrant, its execution, performance and delivery.

16.5.	Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Warrant will be in writing and will be effective and deemed delivered to such party on the earliest of the following: (a) all notices and other communications delivered in person or by courier service shall be deemed to have been, delivered as of actual delivery thereof; (b) those given by facsimile transmission or by e-mail in portable document format (.pdf) shall be deemed delivered on the following business day after transmission, with confirmed transmission thereof; and/or (c) all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given three (3) days after posting.

16.6.	Severability. If any provision of this Warrant is held to be unenforceable, this Warrant shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Warrant shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

16.7.	Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Signatures of a party delivered via facsimile or by e-mail in portable document format (.pdf) shall be binding as evidence of such party’s agreement hereto and acceptance hereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have signed this Warrant as of the date hereof.

MACROCURE LTD.

By:
Title:

AGREED AND ACCEPTED:

Yitzhak (Viatcheslav) Mirilashvili

Schedule 1.2

Exercise Notice

Date:_____________

To: MacroCure Ltd. (the “Company”)

☐	The undersigned, pursuant to the provisions set forth in the Warrant to which this Exercise Notice is attached (the “Warrant”), hereby elects to purchase [____________] Warrant Shares (as such term is defined in the Warrant) pursuant to Section 1.2 of the Warrant, and tenders herewith payment in full [in cash][by wire transfer][by check][by cancellation of indebtedness] for the aggregate Exercise Price for such shares.

☐	In lieu of exercising the Warrant for cash, wire transfer, check or cancellation of debt, the undersigned hereby elects, in connection with an M&A Event or an IPO, to effect the net exercise provision of Section 1.2 of the Warrant, subject to and in accordance with the terms and conditions thereof, and receive [_____________] Warrant Shares.

[Please check the relevant box above]

Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned, and record same in the Company’s internal share registry, as follows:

Signature:

Address: _______________________________

Exhibit B

Parties to the Agreement

Name	Address
Macrocure Ltd.

25 Hasivim Street

Petach Tikva 4959383, Israel

With a copy to (which shall not constitute a notice):

Meitar Liquornik Geva Leshem Tal – Law Offices.

16 Abba Hillel Silver Road

Ramat-Gan 52506, Israel

Attn: Ronen Bezalel, Advocate

Telephone: +972-3-610-3100

Facsimile: +972-3-610-3111

E-mail: rbezalel@meitar.com

Email:

Mr. Yitzhak (Viatcheslav) Mirilashvili

Hamenofim 1

3rd floor

Herzliyah Pituach, Israel

with a copy to (which shall not constitute notice):

Goldfarb Seligman & Co.

98 Yigal Alon Street

Tel Aviv 6789141, Israel

Facsimile: +972-3-521-2214

E-mail: ashok.chandrasekhar@goldfarb.com
Attn: Ashok J. Chandrasekhar, Adv.

Email: